Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

WF HOLDING LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Ordinary Shares, $0.00005 par value(1)(2)(3)	Rule 457(a)	2,300,000	$6.00	$13,800,000	0.00014760	$2,036.88
Fees Previously Paid	Equity	Ordinary Shares, $0.00005 par value, registered on behalf of certain selling shareholders(1)(3)(4)	Rule 457(a)	1,377,000	$6.00	$8,262,000	0.00014760	$1,219.47
Fees To Be Paid	Equity	Ordinary Shares, $0.00005 par value, registered on behalf of certain selling shareholders(1)(3)(5)	Rule 457(a)	623,000	$6.00	$3,738,000	0.00015310	$572.29
Total Offering Amounts						$25,800,000		$3,828.64
Total Fees Previously Paid								$3,256.35
Total Fee Offsets								$0.00
Net Fee Due								$572.29

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Includes ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(4)	Reflects the resale by the selling shareholders set forth herein of up to 1,377,000 ordinary shares assuming a price of $6.00 per share, the maximum offering price in the initial public offering.

(5)	Reflects the resale by the selling shareholders set forth herein of up to 623,000 ordinary shares assuming a price of $6.00 per share, the maximum offering price in the initial public offering.